Exhibit 10.16.1.1

AMENDMENT OF

SECURED CONVERTIBLE PROMISSORY NOTE

This Amendment of Secured Convertible Promissory Note is entered into as of July 15, 2013 between Biocept, Inc., a California corporation (“Biocept”) and The Reiss Family GST Exempt Marital Deduction Trust (the “Trust”) with respect to the Secured Convertible Promissory Note dated December 22, 2008 in the original principal amount of $1,400,000 issued by Biocept to the Trust (the “Note”).

The Note is amended by adding a new Section 5.1.1 thereto, to read in full as follows:

“5.1.1 Effective immediately before the closing of any bona fide firm commitment initial public offering by the Company (or Delaware reincorporation successor of the Company), the Conversion Amount shall automatically be converted into that number of (unregistered) shares of common stock of the Company (or, as the case may be, of the Company’s Delaware reincorporation successor) as is equal to the Conversion Amount divided by the public offering price per share to the public of such common stock in such initial public offering.”

Except as expressly set forth herein, the Note remains unchanged and in full force and effect.

BIOCEPT, INC.

By:	/s/ William Kachioff

Title:	CFO

THE REISS FAMILY GST EXEMPT MARITAL DEDUCTION TRUST

By:	/s/ Claire Reiss, Trustee
Claire Reiss, Trustee